Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife, Inc.	Gilmartin Group LLC
D. Ashley Lee	Greg Chodaczek / Lynn Lewis
Executive Vice President, Chief Financial Officer and Chief Operating Officer	Phone: 646-924-1769 investors@cryolife.com
Phone: 770-419-3355

CryoLife Reports Preliminary Financial Results for Third Quarter 2018 in Anticipation of Discussions with Senior Lenders Regarding Repricing Senior Credit Facility

Announces Release Date and Teleconference Call Details for 2018 Third Quarter Financial Results

ATLANTA, GA – (October 15,  2018) –CryoLife, Inc. (NYSE: CRY),  a leading cardiac and vascular surgery company focused on aortic disease, in  anticipation of discussions with its senior lenders regarding repricing its senior secured credit facility, today announced certain preliminary unaudited financial results for the third quarter of 2018.

Preliminary and unaudited revenue for the third quarter of 2018 is expected to be approximately $64.6 million, reflecting growth of approximately 47 percent over the third quarter of 2017 and approximately 17 percent growth on a non-GAAP basis.  Non-GAAP revenues include JOTEC revenues for the same nine-month period in 2017 prior to the closing of the acquisition of JOTEC on December 1, 2017.

“Our third quarter revenue results were driven by continuing strength in JOTEC, which increased 32 percent on a non-GAAP basis, On-X, which increased 36 percent year-over-year,  and tissue processing, which grew 15 percent,” said Pat Mackin, Chairman, President and Chief Executive Officer of CryoLife.

Additionally, the Company announced that 2018 third quarter financial results will be released on Wednesday, October 31, 2018 after the market closes.  On Thursday, November 1, 2018 the Company will hold a teleconference call and live webcast at 8:30 a.m. ET to discuss the results, followed by a question and answer session hosted by Pat Mackin, Chairman, President and Chief Executive Officer of CryoLife, Inc.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:30 a.m. ET.  A replay of the teleconference will be available November 1 through November 8 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13684106.

The live webcast and replay can be accessed in the Investor Relations section of the CryoLife website at www.cryolife.com and selecting Webcasts & Presentations.  In addition, a copy of the earnings press release, which will contain financial and statistical information for the completed quarter and full year, can be accessed in the Investor Relations section of the CryoLife website.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable tissues used in cardiac and vascular surgical procedures focused on aortic repair.  CryoLife markets and sells products in more than 90 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Revenues

(In thousands)

	(Unaudited)
	Three Months Ended
	September 30,
	2018	2017	Growth Rate
Reconciliation of total revenues, GAAP
to total revenues, non-GAAP:
Total revenues, GAAP	$64,598	$43,999	47%
Plus: JOTEC pre-acquisition revenues	--	11,339
Total revenues, non-GAAP	$64,598	$55,338	17%